                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549




                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12



                           VISUAL EDGE SYSTEMS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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



                            VISUAL EDGE SYSTEMS INC.
                           901 YAMATO ROAD, SUITE 175
                            BOCA RATON, FLORIDA 33431


                         CONSENT SOLICITATION STATEMENT
                CONSENT OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING

                                  JULY 28, 2000

     This Consent Solicitation Statement and the accompanying form of consent are being furnished to the stockholders of Visual Edge Systems Inc., a Delaware corporation ("Visual Edge"), in connection with the solicitation of written consents by the Board of Directors of Visual Edge for the taking of corporate action by written consent in lieu of the annual meeting of stockholders. Only stockholders of record as of the close of business on June 19, 2000 will be entitled to notice of, and to consent to such actions in lieu of the annual meeting.

     This Consent Solicitation Statement and the accompanying written consent, together with a copy of Visual Edge's Annual Report to Stockholders for the year ended December 31, 1999, are being sent or given to the stockholders commencing on or about July 28, 2000.

     The actions proposed to be taken by written consent in lieu of an annual meeting consist of:

     1. electing three (3) directors of Visual Edge to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

     2. approving an amendment to Visual Edge's Certificate of Incorporation to change our name from Visual Edge Systems Inc. to Edge Technology Group, Inc.;

     3. approving an amendment to Visual Edge's Certificate of Incorporation to increase the authorized number of shares of common stock, $.01 par value per share, of Visual Edge from 20,000,000 to 90,000,000;

     4. approving a proposed amendment to Visual Edge's Certificate of Designations of Series A-2 Convertible Preferred Stock, which would entitle Visual Edge, at its option, to amend the conversion price of the Series A-2 Preferred Stock;

     5. approving amendments to Visual Edge's Amended and Restated 1996 Stock Option Plan to

         o increase the total number of shares of common stock reserved for issuance under the stock option plan to 4,000,000,

         o increase the maximum number of options that can be granted to an employee under the stock option plan in a single year from 250,000 to 2,000,000, and

         o authorize the Board of Directors or the committee administering the stock option plan to determine and designate option awards to non-employee directors.

     6. approving a plan of internal restructuring to incorporate Visual Edge's operations and to transfer some or substantially all of Visual Edge's assets initially to directly or indirectly wholly-owned subsidiaries, with the result that Visual Edge would become a holding company; and


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




     7. approving amendments to the Visual Edge's Certificate of Incorporation to effect a reverse stock split of Visual Edge's common stock to combine four (4) outstanding shares of common stock into one (1) share of common stock.

The principal executive office of Visual Edge is located at 901 Yamato Road, Suite 175, Boca Raton, Florida 33431, and Visual Edge's telephone number at that address is (561) 750-7559. Visual Edge's Annual Report for the fiscal year ended December 31, 1999 is being mailed to you together with the enclosed materials.

     To assure the delivery of a sufficient number of consents, please complete, date, sign and mail promptly the enclosed written consent, for which a return envelope is provided. No postage need be affixed to the written consent if it is mailed in the United States.

            STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE
       ACCOMPANYING FORM OF WRITTEN CONSENT AND RETURN IT PROMPTLY TO THE
                  COMPANY IN THE ENCLOSED POSTAGE PAID ENVELOPE

                                            By Order of the Board of Directors,
                                            /s/ Thomas Peters
                                            Thomas Peters
                                            CHIEF EXECUTIVE OFFICER AND
                                            PRESIDENT

Boca Raton, Florida
July 28, 2000



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



SOLICITATION OF WRITTEN CONSENTS

     This Consent Solicitation Statement and the accompanying form of written consent are furnished in connection with the solicitation of stockholder consents by the Board of Directors of Visual Edge in lieu of an annual meeting of stockholders, in connection with the matters set forth in this Consent Solicitation Statement. Only stockholders of record on the books of Visual Edge at the close of business on June 19, 2000 will be entitled to submit a consent. It is anticipated that these consent solicitation materials will be mailed to stockholders on or about July 28, 2000.

     Visual Edge is incorporated in the State of Delaware and is therefore subject to the Delaware General Corporation Law. Section 228 of the Delaware General Corporation Law permits the stockholders of Visual Edge to take action without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to Visual Edge by delivery to its registered office in the State of Delaware, the corporation's principal place of business or an officer of agent of the corporation having custody of the book in which proceedings of meetings of stockholders are provided. Delivery made to Visual Edge's registered office is required to be made by hand or by certified or registered mail, return receipt requested.

     Written consents should be sent to the address indicated on the materials sent to you with this Consent Solicitation Statement. You also may send your written consent to Visual Edge at its principal place of business at 901 Yamato Road, Suite 175, Boca Raton, Florida 33431, Attention: Secretary.


     Furthermore, the Delaware General Corporation Law provides that no written consent shall be effective to take the corporate action referred to in the written consent unless, within 60 days of the earliest dated consent delivered to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation. As required by the Delaware General Corporation Law, if the matters set forth herein are approved by the holders of a sufficient number of Visual Edge's outstanding common stock, Visual Edge will promptly notify the stockholders from whom consent has not been received.


     A consent executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered to Visual Edge on or prior to the time at which Visual Edge receives written consents sufficient to approve the matters set forth herein. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to the place fixed for receipt of consents. A written notice revoking a previously executed written consent should be sent to Visual Edge at 901 Yamato Road, Suite 175, Boca Raton, Florida 33431, Attention: Secretary.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP

     Only holders of record of the common stock of Visual Edge, as of the close of business on the record date, which is June 19, 2000, will be entitled to deliver a written consent to the corporate actions in lieu of the annual meeting. Each share of common stock entitles the registered holder thereof to one vote on each matter. As of the close of business on the record date, there were 19,993,927 shares of the common stock outstanding.

     The following table sets forth certain information, as of June 19, 2000, relating to the beneficial ownership of shares of Visual Edge's common stock by:
(i) each person or entity who is known by Visual Edge to own beneficially five percent or more of Visual Edge's outstanding common stock; (ii) each of Visual Edge's executive officers, directors and nominees as a director; and (iii) all directors and executive officers of Visual Edge as a group.



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

                                                                                            PERCENTAGE
                                                                         BENEFICIAL         BENEFICIAL
                                                                        OWNERSHIP OF       OWNERSHIP OF
BENEFICIAL HOLDER                                                     COMMON STOCK(1)     COMMON STOCK(1)
-----------------                                                     ---------------     ---------------

Infinity Investors Limited(2)                                             9,893,395            49.5%
Ronald F. Seale(3)                                                          976,000             4.9%
Thomas Peters(4)                                                            258,566              --
J. Keith Benedict(2)                                                             --               *
John Wagner(2)                                                                   --               *
Earl Takefman(5)                                                          1,696,960             8.3%
Richard Parker(5)                                                           702,000             3.4%
All directors and executive officers
    as a group (six persons)(2)(3)(4)(5)                                  3,633,526            16.9%


----------

*    Less than 1%

(1) Unless otherwise indicated, Visual Edge believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days from the record date upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that (a) options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the record date have been exercised and (b) securities convertible into shares of common stock that are held by such person (but not those held by any other person) and which are convertible within 60 days of record date have been converted.


(2) Includes shares beneficially owned by Infinity Emerging Holdings Subsidiary Limited (as the transferee from IEO Holdings Limited), Glacier Capital Limited and Summit Capital Limited, which entities have affirmed the existence of a "group" as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended. For all of such entities, excludes all shares underlying Notes and Preferred Stock held by such entities. Information regarding these entities has been obtained from the
     Schedule 13D, filed September 9, 1999, with respect to the "group" in which these entities are included. Visual Edge has failed, among other matters, to pay amounts owed to such holders under the terms of the convertible securities issued to them and to maintain the listing of its common stock on the Nasdaq SmallCap Market. As a result, an Event of Default exists under the Infinity Financing, and the investment funds may convert each share of Series A-2 Convertible Preferred Stock, as well as the Convertible Notes, and all accrued interest and dividends payable thereon, into a number of shares of common stock based on a formula using a percentage of the market price of the common stock. If these entities converted their shares of Visual Edge's Series A-2 Preferred Stock and Convertible Notes based on this formula based on the market price as of the record date, these entities would hold approximately 23 million additional shares of common stock. J. Keith Benedict and John Wagner are representatives of the investment manager (or its affiliates) of Infinity Investors Limited ("Infinity") and certain of the other funds in the group. The address of each of the entities in this group is 1601 Elm Street, Suite 4000, Dallas, Texas 75201.


(3) Includes 976,000 shares owned by Marion Interglobal, Ltd., a British Virgin Islands corporation of which Mr. Seale is Senior Managing Director. The address of Marion Interglobal, Ltd. is 12803 Water Point Blvd., Windermere, Florida 34786. Mr. Seale resigned as a director and executive officer of Visual Edge in July 2000.

(4) Includes exercisable options held by Mr. Peters to purchase 240,411 shares of common stock and a warrant to purchase 5,000 shares of common stock. Mr. Peters was elected as Chief Executive Officer and President of Visual Edge in July 2000.


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



(5) Messrs. Takefman and Parker ceased serving as directors and executive officers of Visual Edge in 1999. Litigation between Visual Edge and Messrs. Takefman and Parker has arisen out of the termination of their relationship with Visual Edge. As a result of this dispute, Visual Edge has been unable to obtain information from Messrs. Takefman and Parker regarding the number of shares of common stock beneficially held by them. Consequently, this table reflects the number of shares beneficially held by them as set forth in Visual Edge's definitive Proxy Statement filed with the Commission in 1999. For Mr. Takefman, the information includes (i) 1,159,482 shares owned by Status-One Investments Inc., a Delaware corporation owned by Earl Takefman and certain family members ("Status-One"), and (ii) presently exercisable options to acquire 537,478 shares of common stock, but does not include 2,136 shares of common stock owned by Mr. Takefman's spouse, as to which shares Mr. Takefman disclaims beneficial ownership. For Mr. Parker, the information includes presently exercisable options to acquire 700,000 shares of Visual Edge's common stock.


VOTING

     The written consent of a majority of the issued and outstanding shares of Visual Edge's common stock is required for the election of directors. The written consent of a majority of the issued and outstanding shares of Visual Edge's common stock is required for each other proposal contained in this document. Cumulative voting is not permitted in the election of directors.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Three (3) directors are to be elected to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

     The following information is furnished with respect to the three (3) nominees for election as directors, which constitute all of the directorships of Visual Edge's Board of Directors. The Board of Directors has recommended the nominees named below. Although such nominees have indicated that they will serve as directors of Visual Edge, should any of them be unable or unwilling to serve, the Board of Directors may recommend and nominate another person in the place and stead of such person or the Board of Directors will elect to reduce the number of directors constituting the Board of Directors. Under Section 211 of the Delaware General Corporation Law, stockholders may act by written consent to elect directors, but if the written consent is less than unanimous, such action may be taken by written consent only if all the directorships to which directors could be elected at an annual meeting held at the effective time of the written consent are vacant and are filled by such action. As a result, the current members of the Board of Directors will submit their resignations or be removed at or before the time that these materials are sent to Visual Edge's stockholders.

NOMINEES FOR DIRECTORS

     THOMAS PETERS, age 55, has been a director of Visual Edge since June 1999, although he was allegedly removed in August 1999 and later re-elected to the Board of Directors. Mr. Peters has served as Visual Edge's Executive Vice President and Chief Technology Officer from November 1999 to July 12, 2000, and is now serving as the Chief Executive Officer, President and Secretary of Visual Edge. Mr. Peters has also served as Visual Edge's Vice President of Operations and Technology from May 1996 to November 1999. Since July 1992, Mr. Peters has been the owner of Smart View, a company he founded to design and develop computer golf software to be used by golf professionals when giving video golf lessons. In March 1995, Smart View was engaged as an independent consultant to Visual Edge and was principally responsible for the development of the software used in Visual Edge's products. Smart View also developed operating systems used by Golf Academy at PGA National and at the Doral Golf Learning Center, each in Florida. Prior to forming Smart View, Mr. Peters, for 26 years, held various positions at IBM Corporation, including Manager of Application Development from July 1989 to July 1992 and Personal Computer Product Planning Manager from 1984 to 1989.



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



     J. KEITH BENEDICT, age 28, has been a director of Visual Edge since August 1999. Mr. Benedict has been Vice President of HW Partners, L.P., the investment manager for several affiliated investment funds, which are stockholders of Visual Edge, since April 1999. From September 1996 to April 1999, Mr. Benedict served as a corporate and securities associate at the law firm of Bracewell & Patterson, LLP. Mr. Benedict received his law degree from Washington & Lee University in May 1996.



     JOHN WAGNER, age 44, has been a director of Visual Edge since August 1999. Mr. Wagner serves as President of the Hunt Sports Group, L.L.C., and has been an officer of Hunt Sports Group, L.L.C. since January 1997. He is also the Chief Operating Officer of Hunt Financial Group, L.L.C. Mr. Wagner is also a Vice President of HW Partners, L.P., the investment manager for several affiliated investment funds which are stockholders of Visual Edge. Prior to January 1997, Mr. Wagner was a CPA and served 12 years in the public accounting industry, predominantly with Coopers and Lybrand, L.L.P. His area of expertise was federal and state tax issues for entreprenueurial- and sports-related interests.


VOTE REQUIRED FOR APPROVAL

     The written consent of a majority of the issued and outstanding shares of Visual Edge's common stock is required for election of these persons as directors.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO
             THE ELECTION OF ITS NOMINEES TO THE BOARD OF DIRECTORS

COMPENSATION OF DIRECTORS

     Visual Edge reimburses directors for reasonable travel expenses incurred in connection with their activities on behalf of Visual Edge, but does not give its directors additional compensation for serving as directors or for attending Board of Directors meetings. Directors of Visual Edge may in the future receive option grants to purchase common stock of Visual Edge under Visual Edge's Amended and Restated 1996 Stock Option Plan.

BOARD AND COMMITTEE MEETINGS


     Since September 1999, Visual Edge's Board of Directors met on two occasions. All of the directors attended at least 75% of those two meetings of the Board of Directors. Due to ongoing disputes between Visual Edge and its former management, Visual Edge is unable to confirm the meetings held prior to September 1999.


     Nominees for election as a director of Visual Edge are selected by the full Board of Directors, acting as a nominating committee.


     Visual Edge has recently established an audit committee to comply with the requirements of the Securities and Exchange Commission, but it has not appointed members to that committee. Once members are appointed to the committee, the audit committee will be generally responsible for recommending the appointment of Visual Edge's independent auditors and overseeing the accounting and internal audit functions of Visual Edge. It is expected that the audit committee members will regularly talk with Visual Edge's financial management and independent auditors to review the results of their examinations, the general scope of their audit services and their opinions on the adequacy of internal controls and quality of financial reporting.



     Visual Edge does not currently have a compensation committee. The Board of Directors intends to establish a compensation committee in the near future. It is expected that the compensation committee will be responsible for reviewing and making recommendations to the Board of Directors concerning remuneration of Visual Edge's executive officers. It is expected that the compensation committee also will administer the Amended and Restated 1996 Stock Option Plan and determine the amounts of, and the individuals to whom, awards shall be made thereunder.





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

            PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO CERTIFICATE OF
                                INCORPORATION TO
                            CHANGE CORPORATION'S NAME


     The Board of Directors unanimously approved an amendment to Visual Edge's Certificate of Incorporation to change our name to Edge Technology Group, Inc. This name change will be implemented by amending Visual Edge's Certificate of Incorporation. The Board of Directors believes the new name will be more descriptive of our business as it expands into other areas of operations, although there can be no assurance that our business will be able to expand into these other areas.


CONSENT REQUIRED FOR APPROVAL

     In order to approve the amendment to Visual Edge's Certificate of Incorporation, holders of a majority of the issued and outstanding shares of Visual Edge's common stock must provide their written consent to such action.


       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO THE CHANGE OF
                    OUR NAME TO EDGE TECHNOLOGY GROUP, INC.


            PROPOSAL NO. 3-- APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

     Visual Edge's Board of Directors has unanimously adopted an amendment to Visual Edge's Certificate of Incorporation to increase the authorized number of shares of Visual Edge's common stock from 20,000,000 shares to 90,000,000. As of June 21, 2000, there were 19,993,927 shares of common stock outstanding.

     The purpose of increasing the number of authorized shares of common stock is to provide additional authorized shares which may be issued upon the conversion of convertible securities previously issued by Visual Edge and the exercise of options and warrants, as well as for such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under Visual Edge's employee benefit plans. The increase in the number of authorized shares of common stock would enable Visual Edge to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

     If the amendment is approved, the Board of Directors would be authorized to issue any of the additional shares of common stock at such times, to such persons and for such consideration as it may determine in its discretion, except as may otherwise be required by applicable law or the rules of any exchange on which the common stock may be listed. When and if they are issued, the additional shares of common stock would have the same rights and privileges as the presently outstanding shares of common stock.

     One result of an increase in the number of shares of authorized common stock may be to help the Board of Directors discourage or render more difficult a change in control. For example, the additional shares could be issued to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of, persons seeking to effect a takeover or gain control of Visual Edge, whether or not the change of control is favored by a majority of unaffiliated stockholders. Visual Edge could also privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. The issuance of any additional shares of common stock could also have the effect of diluting the equity interests of existing stockholders and the earnings per share of existing shares of common stock.

CONSENT REQUIRED FOR APPROVAL

     In order to approve the amendment to Visual Edge's Certificate of Incorporation to increase the authorized number of shares of Visual Edge's common stock, holders of a majority of the issued and outstanding shares of Visual Edge's common stock must provide their written consent to such action.

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO THE
      AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE
         THE AUTHORIZED NUMBER OF SHARES OF VISUAL EDGE'S COMMON STOCK

       PROPOSAL 4-- AMENDMENT OF CERTIFICATE OF DESIGNATIONS OF SERIES A-2
                          CONVERTIBLE PREFERRED STOCK

DESCRIPTION OF THE PROPOSED AMENDMENT


     The Board of Directors has approved, and voted to recommend that Visual Edge's stockholders approve, a proposed amendment to the Certificate of Designations of Series A-2 Convertible Preferred Stock, which would entitle Visual Edge, at its option to amend the conversion price of the Series A-2 Convertible Preferred Stock. Upon the filing of the amendment to the Certificate of Designations, the conversion price would be changed so that each dollar value of the Series A-2 Convertible Preferred Stock, based upon the liquidation preference of each share of Series A-2 Convertible Preferred Stock, together with the dollar value of all accrued and unpaid dividends thereon, will be convertible into four (4) shares of Visual Edge common stock.

     If the stockholders approve this proposal, the Certificate of Designations for the Series A-2 Convertible Preferred Stock will be amended by adding the following sentence to the end of Section 4.2 of the Certificate of Designations, which provides the definition of the term "Conversion Price":


         "Notwithstanding the foregoing provisions of this Section 4.2, if the Closing occurs under the Agreement and Fourth Amendment to Bridge Securities Purchase Agreement and Related Documents among the Holders and Visual Edge, each Series A-2 share will convert into Common Stock in such a manner that each $1.00 in value of each Series A-2 Share, based upon the Liquidation Preference of such share, together with each $1.00 in value of all accrued and unpaid dividends thereon, shall be convertible into four (4) shares of Common Stock."

BACKGROUND OF THE PROPOSED AMENDMENT

     In June 1997, Visual Edge arranged a three-year $7.5 million debt and convertible equity facility, which is referred to as the "Infinity Financing", with a group of investment funds, including Infinity Investors Limited, which resulted in net proceeds to Visual Edge of approximately $7.2 million. Under the Bridge Securities Purchase Agreement relating to the Infinity Financing, including the amendments that have since been made to such agreement, Visual Edge issued to the investment funds shares of common stock, shares of Series A-2 Convertible Preferred Stock and convertible notes. In August 1999, Infinity converted 1,627 shares of the Series A-2 Convertible Preferred Stock into 9,594,857 shares of Visual Edge's common stock, which, after the dismissal of litigation relating to the conversion, Visual Edge recognized in June 2000 effective as of August 13, 1999.


     The principal amounts due under the convertible notes matured in June 2000, and those amounts, as well as unpaid interest on the convertible notes and dividends on the Series A-2 Convertible Preferred Stock, remain unpaid. As a result of Visual Edge's failure, among other matters, to pay amounts of principal, interest and dividend payments owed to the holders of the convertible securities, consisting of the convertible notes and Series A-2 Convertible Preferred Stock (collectively, "Convertible Securities"), events of default exist under the Infinity Financing. Because of the existence of events of default, the holders of the Convertible Securities may take any and all remedies available to them under the Bridge

Securities Purchase Agreement and related documents, including without limitation the Security Agreement among Visual Edge and the holders of the Convertible Securities, which grants to the holders a security interest in substantially all of Visual Edge's assets.

     Visual Edge has requested that the holders of the Convertible Securities
(i) loan to Visual Edge an additional $39,000, (ii) extend the maturity date of the convertible notes and a loan in the amount of $180,000 and forbear from exercising certain of their rights under the Bridge Securities Purchase Agreement, (iii) agree to commit to convert, effective upon the satisfaction of certain conditions described below, the Convertible Securities, together with all accrued interest and dividends thereon, into shares of common stock, and
(iv) agree to a moratorium on the conversion of the Convertible Securities and to the exercise of other remedies under the Bridge Securities Purchase Agreement and related documents until August 9, 2000. The holders of the Convertible Securities have entered into an Agreement and Fourth Amendment of Bridge Securities Purchase Agreement with Visual Edge relating to these matters, which contains certain conditions. The conditions Visual Edge must fulfill by August 9, 2000 include:


o Visual Edge must have effected a reverse stock split which converts at least four (4) shares of Visual Edge's common stock into one (1) share of its common stock, which is contemplated by Proposal number 7 of this proxy statement.


o Visual Edge must have effected the sale and issuance of its securities to investors providing net proceeds of at least $4.0 million to Visual Edge.


o Visual Edge must have secured the services of Pierre Koshakji and Johan Schotte as officers of Visual Edge. Messrs. Koshakji and Schotte have consented to serving in these positions, subject to Visual Edge fulfilling certain conditions.


o Visual Edge must have paid Infinity approximately $39,000, an amount advanced by Infinity to Visual Edge for working capital purposes.

o Visual Edge must have paid Infinity approximately $180,000, an amount advanced by Infinity to Visual Edge for working capital purposes, or must have restructured the terms of this advanced amount on terms acceptable to Infinity.

o Visual Edge must have consummated its investment in Hencie.com, Inc., which is further discussed in Item 5 of Visual Edge's Report on Form 8-K filed in July 2000.

o Infinity must have transferred shares of Visual Edge common stock to Entertainment Education Enterprises Corporation (or its designee), which is referred to in this Report as E3. The number of shares that Infinity will sell to E3 is approximately 27,473,413. As a result of this transfer of securities, E3 will hold approximately 59% of Visual Edge's outstanding common stock. If this transfer takes place, E3 will control Visual Edge.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT


         If the amendment to the Certificate of Designations is approved, all of the issued and outstanding Convertible Securities would be converted into Visual Edge common stock on the terms and at the rate provided in the amended Certificate of Designations. If the amendment as proposed was not effected, then the conversion price would be based upon 77.5% of the market price of Visual Edge's common stock. Based on the market price of the common stock on the record date, which is calculated based on the closing bid price of the common stock on the five (5) previous trading days before the date as of which the price is calculated, the holders could have converted their convertible securities, together with all unpaid accrued interest and dividends, into approximately 23 million shares of common stock. If the amendment to the Certificate of Designations is approved, the holders would be able to convert their Convertible

Securities, together with all unpaid accrued interest and dividends, into approximately 26,756,660 million shares of common stock.


BOARD RECOMMENDATION

     The members of the Board of Directors, excluding for purposes of this proposal any member affiliated with the holders of the Convertible Securities, has considered the terms of the Agreement and Fourth Amendment to the Bridge Securities Purchase Agreement and Related Documents among the holders of the Convertible Securities and Visual Edge, including the amendment to the conversion price of the Series A-2 Convertible Preferred Stock that is the subject of this proposal, as well as a variety of other factors relating to effect these actions will have upon the Visual Edge's stockholders, and after taking the variety of considerations into account have approved the Agreement and Fourth Amendment to the Bridge Securities Purchase Agreement and Related Documents, including the amendment to the conversion price of the Series A-2 Convertible Preferred Stock.

CONSENT REQUIRED FOR APPROVAL

     In order to approve the amendment to Visual Edge's Certificate of Designations, holders of a majority of the issued and outstanding shares of Visual Edge's common stock must provide their written consent to such action.


       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO AMENDMENT TO
        THE VISUAL EDGE'S CERTIFICATE OF DESIGNATIONS FOR ITS SERIES A-2
                          CONVERTIBLE PREFERRED STOCK


       PROPOSAL NO. 5 -- APPROVAL OF AMENDMENTS TO THE VISUAL EDGE SYSTEMS
                INC. AMENDED AND RESTATED 1996 STOCK OPTION PLAN

     The Board of Directors of Visual Edge has approved amendments to the Amended and Restated 1996 Stock Option Plan which will:

o increase the number of shares of common stock available for issuance under the stock option plan to 4,000,000;

o increase the maximum number of shares of common stock for which options may be awarded to any employee during a single calendar year to 2,000,000 shares; and

o authorize the Board of Directors or the committee administering the stock option plan to award options to non-employee directors.

The Board of Directors has directed that these amendments be submitted to the stockholders for approval.


     The stock option plan was initially adopted in 1996. The stock option plan was amended in 1998 to increase the number of shares of common stock authorized for issuance to the greater of 2,000,000 shares or 20% of the outstanding shares of common stock. As of December 31, 1999 and based on information available to Visual Edge, there were 1,874,039 shares of common stock remaining available for grant as awards under the stock option plan. If these amendments are approved by the stockholders, there will be 2,125,961 shares of common stock available for grant as awards under the stock option plan. In the opinion of the Board of Directors, it is appropriate to amend the stock option plan to increase the number of shares available for issuance to ensure that Visual Edge will be able to attract and retain skilled employees, consultants and directors.


     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1,000,000 per officer in any one year. Compensation which qualifies as

"performance-based compensation" is not taken into account for the purposes of this limitation. The Board of Directors has determined that options issued under the stock option plan with an exercise price at least equal to the fair market value of Visual Edge's common stock on the date of grant, if awarded by a compensation committee comprised of outside directors, should qualify as "performance-based compensation." In order to qualify stock option awards under the stock option plan as "performance-based compensation," the stockholders of Visual Edge must approve a limit on the number of shares for which options may be granted in any year to any employee. The stock option plan currently provides that no employee may be granted, in any fiscal year of Visual Edge, options to purchase more than 250,000 shares of common stock. The Board of Directors of Visual Edge has approved an amendment to the stock option plan to increase this limit to 2,000,000 shares. Section 162(m) of the Internal Revenue Code requires that Visual Edge's stockholders approve this amendment.


     The following description of the stock option plan is qualified in its entirety by reference to the full text of the Amended and Restated 1996 Stock Option Plan, a copy of which is attached as Appendix "A" to this Consent Solicitation Statement in the form as amended pursuant to this proposal.

     Purpose. The purpose of the stock option plan is to secure for Visual Edge and its stockholders the benefits arising from stock ownership by selected employees, consultants and non-employee directors of Visual Edge or its subsidiaries as the Board of Directors of Visual Edge, or a committee constituted for such purpose, may from time to time determine. Visual Edge believes that the possibility of participation in the stock option plan through receipt of incentive options and nonqualified options will provide participants an incentive to perform more effectively and will assist Visual Edge in attracting and retaining people of outstanding talent and ability. Incentive options and nonqualified options are referred to as stock options.

     Term. The stock option plan was initially adopted in 1996 with an indefinite term. As amended by the Board of Directors, subject to stockholder approval, awards of incentive options under the stock option plan may be made until the date that is ten years after the Board's amendment to the stock option plan. However, the Board may terminate the stock option plan at any time so long as such action does not impair the rights of any holder of outstanding options.

     Administration. The stock option plan is administered by the Board of Directors or the Compensation Committee. The administrative body for the stock option plan is referred to in these materials as the committee. All questions of interpretation and application of the stock option plan are determined by the Board of Directors or the committee.

     Participation. All employees, consultants and non-employee directors of Visual Edge or any subsidiary of Visual Edge are eligible to receive option awards under the stock option plan. The Board of Directors or the committee shall determine from time to time the individuals who are to receive stock options under the stock option plan. During the lifetime of participants, incentive options shall be exercisable only by the optionee, and no incentive options will be transferable other than by will or the laws of descent and distribution. The committee may permit an optionee to transfer a nonqualified option to a family member or a trust benefiting family members.


     Shares of Stock Available for Grant. As of December 31, 1999, a total of 1,874,039 shares of Visual Edge's common stock are currently available for issuance under the stock option plan. If these amendments are approved by the stockholders, a total of 2,125,961 shares of Visual Edge's common stock will be available for issuance under the stock option plan. The shares may be either authorized and unissued shares or authorized and issued and outstanding shares (including, in the discretion of the Board, shares purchased in the market). In the event a stock option expires unexercised, is terminated, or is canceled or forfeited, the shares of common stock allocable to the unexercised portion of that stock option may again be subject to a stock option under the stock option plan.


     The stock option plan provides that in the event of any change in the outstanding shares of stock of Visual Edge by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares of other similar change, the aggregate number of shares of stock with respect to which awards may be made under the stock option plan, the terms and the number of shares of any outstanding stock options, and the purchase price of a share of stock under stock options, shall be equitably adjusted by the committee.

     Stock Options. The committee may designate a stock option as an incentive option or a nonqualified option. Incentive options may only be awarded to employees. The terms of each stock option shall be set out in a written option agreement which incorporates the terms of the stock option plan.

     The purchase price per share of common stock (the "Purchase Price") under each stock option shall be determined by the committee, and in the case of incentive options, may not be less than the fair market value of a share of common stock on the date of grant. Stock options may not be exercisable after ten (10) years from the date of grant. Additionally, the grant of incentive options to an employee owning over 10% of the voting stock of Visual Edge must be at an exercise price of not less than 110% of the fair market value of the stock on the date of grant, and the incentive option may not be exercisable after five (5) years from the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive options are exercisable for the first time by any optionee during any one calendar year shall not exceed $100,000. On July 11, 2000, the closing price of the common stock was $.70 per share.

     Stock options may be exercised by payment of the stock option price in cash or, with approval of the committee, in shares of common stock valued at fair market value on the date of exercise or by delivery of a promissory note. An optionee may also make payment by delivering to Visual Edge a properly executed exercise notice together with irrevocable instructions to a broker approved by Visual Edge that upon such broker's sale of shares with respect to which such option is exercised, it is to deliver promptly to Visual Edge the amount of sales proceeds necessary to satisfy the option exercise price and any required withholding taxes. Special rules apply which limit the time of exercise of a stock option following an employee's termination of employment.


     Grants of Nonqualified Options to Nonemployee Directors. The stock option plan currently provides for the automatic grant of nonqualified options for 5,000 shares to newly elected nonemployee directors, and for the automatic annual grant of nonqualified options for 2,500 shares each year for continuing nonemployee directors. The Board of Directors has approved an amendment to the stock option plan that authorizes the committee to award options in its discretion to nonemployee directors. Under the amendment, the committee may direct that an annual grant of nonqualified options will be made to all nonemployee directors. Options awarded to nonemployee directors must have an exercise price equal to the fair market value of the common stock at the date of grant. Nonemployee directors'stock options may be exercised through payment of the exercise price in cash or in shares of common stock valued at fair market value on the date of exercise.



     Amendment of the Stock Option Plan. The Board of Directors may amend, suspend or terminate the stock option plan at any time. If stockholder approval of any amendment to the stock option plan is necessary or desirable under the Securities Exchange Act of 1934, as amended, or the Internal Revenue Code, then the effectiveness of any such amendment may be conditioned upon its approval by the affirmative votes of the holders of a majority of the outstanding voting stock of Visual Edge. No change may be made in, and no amendment, rescission, suspension or termination of the stock option plan shall impair or alter the rights or obligations of holders of outstanding stock options except with their consent.



     Change in Control. Upon a Change in Control (as defined in the stock option plan) of Visual Edge, all outstanding stock options shall become fully vested and exercisable (unless otherwise provided in the optionee's stock option agreement).


     Federal Tax Consequences. The grant of incentive options to an employee does not result in any income tax consequences. The exercise of an incentive option generally does not result in any income tax consequences to an employee if (i) the incentive option is exercised by the employee during his employment with Visual Edge or a subsidiary of Visual Edge, or within a specified period after termination of employment, and (ii) the employee does not dispose of shares acquired pursuant to the exercise of an incentive option before the expiration of two years from the date of grant of the incentive option or one year after exercise and the transfer of the shares to him, whichever is later. This time period is referred to as the holding period. However, the excess of the fair market value of the shares of common stock as of the date of exercise over the option exercise price is includable in an employee's alternative minimum taxable income in the year of exercise.

     An employee who disposes of his incentive option shares prior to the expiration of the holding period described in the preceding paragraph, which is referred to as an early disposition, generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of
(i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the incentive option price. Any additional amount realized on an early disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares.

     Visual Edge will not be entitled to a deduction as a result of the grant of an incentive option, the exercise of an incentive option, or the sale of incentive option shares after the holding period. If an employee disposes of incentive option shares in an early disposition, Visual Edge would be entitled to deduct the amount of ordinary income recognized by the employee.


     The grant of nonqualified options under the stock option plan will not result in the recognition of any taxable income by the optionee. An optionee will recognize ordinary income on the date of exercise of the nonqualified option equal to the excess, if any, of (i) the fair market value of the shares acquired as of the exercise date, over (ii) the exercise price. The income reportable on exercise of a nonqualified option is subject to federal income and employment tax withholding. Generally, Visual Edge will be entitled to a deduction for its taxable year within which the optionee recognizes compensation income in a corresponding amount.



     Section 162(m). Section 162(m) of the Internal Revenue Code places a limit on the deductibility for federal income tax purposes of the compensation paid to certain executive officers of Visual Edge. Certain performance-based compensation (such as the compensation recognized upon exercise of nonqualified options awarded by a compensation committee comprised of outside directors under the stock option plan) is not subject to this deduction limit.



     Grants under the Plan. There have been no grants under the stock option plan since the Board approved these amendments set forth in this proposal; accordingly, the benefits or amounts that will be received as a result of these amendments are not currently determinable.


     In fiscal 1999 there were no stock option awards made to the executive officers or directors of Visual Edge.

CONSENT REQUIRED FOR APPROVAL


     The written consent of the holders of a majority of the outstanding shares of Visual Edge's common stock is required to approve the amendments to the Amended and Restated 1996 Stock Option Plan.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE
                     AMENDMENTS TO THE AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN


                PROPOSAL NO. 6 -- PLAN OF INTERNAL RESTRUCTURING

INTRODUCTION

     Visual Edge currently operates as a single entity, holding its assets directly. The Board of Directors has determined that it would be in the best interests of Visual Edge and its stockholders for the Board of Directors to have the flexibility to incorporate Visual Edge's operations and to transfer some or substantially all of Visual Edge's assets initially to directly or indirectly wholly-owned subsidiaries, with the result that Visual Edge would become a holding company. Visual Edge has no current plan or intention to hold less than 100% of the stock of its subsidiaries either directly or indirectly. However, it is possible that Visual Edge may not hold 100% of such stock in the future. Toward that end, the Board of Directors has unanimously adopted a plan of internal restructuring, referred to in this proxy statement as the Restructuring Plan, providing for Visual Edge to transfer its golf video lessons operations to a new, wholly-owned subsidiary. The Board of Directors, however, would have the discretion to determine when and whether to make such transfers.

     The implementation of the Restructuring Plan will not have a material effect on the consolidated financial statements of Visual Edge, nor will it alter stockholders' percentage ownership interests. Similarly, the stockholders will have the same voting, dividend and liquidation rights in Visual Edge after consummation of the Restructuring Plan as they currently enjoy.

     The Restructuring Plan is attached hereto as Exhibit B, and the discussion of the Restructuring Plan is qualified in its entirety by reference thereto. If the Restructuring Plan were to be fully implemented, Visual Edge would transfer its golf video lesson operating assets to a newly-formed subsidiary corporation at such time as the Board of Directors deems appropriate. However, the Board of Directors may choose to implement the entire Restructuring Plan or a portion of the Restructuring Plan, or the Board of Directors may elect not to effect the Restructuring Plan at all.

     Although Delaware law is not clear that implementation of the Restructuring Plan requires stockholder approval, Visual Edge nonetheless has determined to submit the Restructuring Plan to a binding stockholder vote. If the stockholders do not approve the Restructuring Plan, it will not be consummated. However, the submission of the Restructuring Plan to stockholders is not intended to affect Visual Edge's right, under applicable Delaware law, to dispose of less than all or substantially all of its assets without stockholder approval. Thus, even if the Restructuring Plan is not approved by the stockholders, Visual Edge may from time to time in the future transfer portions of its assets to subsidiaries or to third parties on terms and for consideration approved by the Board of Directors, subject to applicable Delaware law, without seeking stockholder approval. Approval of the Restructuring Plan by the stockholders will not preclude the stockholders' right to challenge any future dispositions by Visual Edge of the stock or assets of the subsidiaries, if such dispositions are not made in compliance with the Restructuring Plan or applicable Delaware laws.

REASONS FOR THE INTERNAL RESTRUCTURING

     If the Restructuring Plan is fully implemented, Visual Edge's current principal operations would be conducted by a newly-formed subsidiary of Visual Edge. The new structure would permit greater flexibility in the management and financing of new and existing business operations. The new holding company structure would also facilitate Visual Edge's entry into new businesses, the disposition of existing businesses and the formation of joint ventures or other business combinations with third parties. It is contemplated that the restructuring would further the objective of operating Visual Edge's businesses, and any additional businesses acquired in the future, on a more self-sufficient, independent economic basis. In addition, a holding company structure would permit improved delineation of administrative and other responsibilities within the corporate structure and would allow a designated group of executive employees to concentrate their efforts on the concerns of the consolidated enterprise as a whole. Moreover, the holding company structure will facilitate a focus on targeted objectives by subsidiaries. Finally, a holding company structure may achieve certain other benefits through the reallocation of assets and business functions in separate subsidiary corporations.

     Although the Board of Directors has not yet determined whether or when to transfer Visual Edge's golf video lesson operations or any other operations to subsidiaries, the Board of Directors will have the right to effect such a transfer within five (5) years if the Restructuring Plan is approved by stockholders.

EFFECT ON STOCKHOLDERS' RIGHTS

     The outstanding stock of Visual Edge will not be affected by the proposed Restructuring Plan. The stockholders of Visual Edge will continue as such, with the same voting, dividend and liquidation rights and ownership interests as before.

     As a result of the proposed Restructuring Plan, the stockholders of Visual Edge will not directly elect the board of directors of the new operating subsidiaries. Members of the boards of directors of these subsidiaries will be elected by the Board of Directors of Visual Edge (or boards of the immediate parent of such subsidiaries), which will be the sole stockholder of these subsidiaries. Notwithstanding that fact, however, the overall management of the affairs and operations of Visual Edge will be under the direction of the Board of Directors.

     In the event that Visual Edge proposes to make a further disposition of the stock of any of the new or existing subsidiaries or if any such subsidiary disposes of its assets, in either case to an unrelated third party or affiliate other than a subsidiary, Visual Edge will seek stockholder approval for such transaction if Delaware law requires and the stock or assets involved constitute substantially all of the assets of Visual Edge and its consolidated subsidiaries taken as a whole.

     For this reason, the restructuring does not alter stockholders' rights to approve such dispositions. Visual Edge has no present intention to cause any subsidiary to make a further transfer of assets to an affiliate (other than wholly-owned subsidiaries) or to an unrelated third party. Visual Edge does not intend to seek stockholder approval of any subsequent dispositions of assets by a subsidiary or of the stock of any subsidiary, unless Delaware law requires and such assets or stock to be transferred constitutes all or substantially all of the assets of Visual Edge and its subsidiaries as a whole.

EFFECT ON VISUAL EDGE'S FINANCIAL STATEMENTS

     The implementation of the Restructuring Plan will not have a material effect on the consolidated financial statements of Visual Edge. Notwithstanding the new structure, Visual Edge will continue to report its financial operations and condition on a consolidated basis.

OTHER EFFECTS ON VISUAL EDGE AND ITS STOCKHOLDERS

     Except for the structural changes described herein, consummation of the proposed internal restructuring is not expected to result in any material change in the overall operations of Visual Edge.

     While the transactions presently contemplated under the Restructuring Plan do not create any conflict of interests between Visual Edge and its stockholders, in the event that any of the subsidiaries, through public or private sale, should be owned in part by persons other than Visual Edge or its stockholders, such conflicts could arise.

     Some possible disadvantages of this proposal to Visual Edge include the requirement for observing corporate formalities between and among Visual Edge and the various subsidiaries, together with some possible increases in accounting and administrative costs and possible duplication of some administrative functions. The Board of Directors believes that these disadvantages are not significant or material and will be offset by the increased focus on asset utilization and responsibility expected to flow from the implementation of the Restructuring Plan.

     Stockholders of Visual Edge will continue to have the same voting, dividend and liquidation rights before and after implementation of the Restructuring Plan. However, as discussed above under "Effect on Stockholder's Rights," stockholders of Visual Edge will not be entitled to elect the directors of the operating subsidiaries. Instead, stockholders of Visual Edge will elect the directors of Visual Edge, who will have overall responsibility for the management of Visual Edge and its subsidiaries. Similarly, the stockholders' statutory right to inspect the books and records of Visual Edge under applicable Delaware law may not extend to the books and records of the operating subsidiaries. However, because Visual Edge is a public company subject to the reporting requirements of the Securities Exchange Act of 1934, information regarding Visual Edge and its subsidiaries is available to stockholders without resort to their statutory right to inspect Visual Edge's books and records.


     The Board of Directors believes that the advantages of the Proposal, as described under "Reasons for the Internal Restructuring" above, outweigh the possible disadvantages as described above. For that reason, the Board of Directors has adopted and recommends approval of the Restructuring Plan.


FEDERAL TAX CONSEQUENCES OF THE INTERNAL RESTRUCTURING


     Any assets transferred pursuant to the Restructuring Plan will be conveyed to the appropriate subsidiary on a tax-free basis pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. It is anticipated that Visual Edge will recognize gain or income for federal income tax purpose as a result of the Restructuring Plan. Visual Edge has no current plan or intention to hold less than 100% of the stock of its subsidiaries, either directly or indirectly. However, it is possible that Visual Edge may not hold 100% of such stock in the future. Although, Visual Edge has no present plan affecting the ownership of the subsidiaries, it is possible that some subsidiaries may not be wholly-owned in the future.


CONDITIONS TO IMPLEMENTATION OF THE RESTRUCTURING PLAN

     In addition to being subject to the discretion of the Board of Directors, the implementation of the Restructuring Plan is subject to Visual Edge's receipt of all necessary consents and approvals, if any, of lenders, lessors and other parties as well as completion of various administrative requirements. No federal or state regulatory requirements must be complied with, nor must any governmental approval be obtained.

RIGHTS OF DISSENTING STOCKHOLDERS

     If the proposed internal restructuring is consummated, a stockholder objecting to its terms or voting against the Restructuring Plan is not entitled to any appraisal or similar rights under Delaware law.


CONSENT REQUIRED FOR APPROVAL

     The written consent of the holders of a majority of the outstanding shares of Visual Edge's common stock is required to approve the reverse stock split.

               PROPOSAL NO. 7 -- PROPOSAL FOR REVERSE STOCK SPLIT

GENERAL

     The Board of Directors has adopted a resolution proposing that the Certificate of Incorporation of Visual Edge be amended to effect a 4:1 reverse stock split of the issued and outstanding shares of Visual Edge's common stock. If this reverse stock split is approved by the requisite vote of Visual Edge's stockholders, upon the filing of an amendment to Visual Edge's certificate of incorporation with the Delaware Secretary of State, the reverse stock split will be deemed effective, and each certificate representing shares of Visual Edge's common stock outstanding immediately prior to the reverse stock split (which are referred to in this document as the old shares), will be deemed automatically, without any action on the part of the stockholders, to represent 1/4 of the number of shares of common stock after the reverse stock split (which are referred to in this document as the new shares); provided, however, that no fractional new shares will be issued as a result of the reverse stock split. In lieu thereof, each stockholder whose old shares are not evenly divisible by four
(4) will receive one additional new share for the fractional new share that such stockholder would otherwise be entitled to receive as a result of the reverse stock split. After the reverse stock split becomes effective, stockholders will be asked to surrender certificates representing old shares in accordance with the procedures set forth in a letter of transmittal to be sent by Visual Edge. Upon such surrender, a certificate representing the new shares will be issued and forwarded to the stockholders. However, each certificate representing old shares will continue to be valid and represent new shares equal to 1/4 the number of old shares (plus one additional new share where such old shares are not evenly divisible by four (4)).

     The number of shares of common stock authorized by Visual Edge's certificate of incorporation will be reduced from 90,000,000 to 22,500,000 as a result of the proposed reverse stock split. Accordingly, the number of shares of common stock into which each share of Preferred Stock is convertible will be proportionately reduced. The common stock issued pursuant to the reverse stock split will be fully paid and nonassessable. The voting and other rights that presently characterize the common stock will not be altered by the reverse stock split.

PURPOSES OF THE PROPOSED REVERSE STOCK SPLIT

     The Board of Directors believes the reverse stock split is desirable for several reasons. The reverse stock split should enhance the acceptability and marketability of the common stock by the financial community and investing public. The reduction in the number of issued and outstanding shares of common stock caused by the reverse stock split is expected to result in a broader market for the common stock than that which currently exists.

     A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those policies and practices pertain to the payment of broker's commissions and to time consuming procedures that function to make the handling of lower priced stocks economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The Board of Directors believes that the proposed reverse stock split should result in a price level for the common stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the common stock. (Any reduction in brokerage commissions resulting from a reverse stock split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling "odd lots"created by the reverse stock split.) The expected increased price level may also encourage interest and trading in the common stock and possibly promote greater liquidity for Visual Edge's stockholders.

     Currently, Visual Edge's shares of common stock are traded on the NASD Electronic Bulletin Board. The Board of Directors believes that the reverse stock split is an important step in Visual Edge's effort to meet the initial listing application requirements maintained by Nasdaq SmallCap Market. The reverse stock split is expected to enhance Visual Edge's ability to seek investment capital, which in turn, should put Visual Edge in a position to apply to have its common stock listed on the Nasdaq SmallCap Market.

     However, no assurance can be given that any or all of these effects will occur; including, without limitation, that the market price per new share of common stock after the reverse stock split will be four (4) times the market price per old share of common stock before the reverse stock split, or that such price will either exceed or remain in excess of the current market price. Further, no assurance can be given that the market for the common stock will be improved. Stockholders should note that the Board of Directors cannot predict what effect the reverse stock split will have on the market price of the common stock.

CHANGES AFFECTING CAPITAL STOCK

     The number of shares of common stock authorized and outstanding will be reduced from 90,000,000 to 22,500,000 and from 19,993,297 to 4,998,325 respectively. Also, the number of shares of common stock into which each share of preferred stock is convertible will be proportionately reduced.

     Visual Edge's common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and, as a result, Visual Edge is subject to the periodic reporting and other requirements of this Act. The reverse stock split will not affect the registration of the common stock under this Act.

IMPLEMENTATION OF REVERSE STOCK SPLIT

     The reverse stock split will be effected by filing the amendment to Visual Edge's certificate of incorporation with the Delaware Secretary of State. Assuming approval of the reverse stock split by the requisite vote of the stockholders, the amendment to the certificate of incorporation will thereafter be filed with the Delaware Secretary of State as promptly as practicable and the reverse stock split will become effective on the date of such filing. Without any further action on the part of Visual Edge or the stockholders, after the effective date of the reverse stock split, the certificates representing old shares will be deemed to represent 1/4 of the number of new shares (plus one additional new share where such old shares are not evenly divisible by four
(4)).

     As soon as practicable after the effective date of the reverse stock split, Visual Edge will send a letter of transmittal to each holder of record of old shares of common stock outstanding on the effective date of the reverse stock split. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such old shares to American Stock Transfer & Trust Company, Visual Edge's exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to American Stock Transfer & Trust Company, together with the certificate(s) representing old shares, a stockholder will be entitled to receive a certificate representing the number of new shares of common stock into which his old shares have been reclassified and changed as a result of the reverse stock split.

     STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. NO NEW CERTIFICATE WILL BE ISSUED TO A STOCKHOLDER UNTIL HE HAS SURRENDERED HIS OUTSTANDING CERTIFICATE(S) TOGETHER WITH THE PROPERLY COMPLETED AND EXECUTED LETTER OF TRANSMITTAL TO THE AMERICAN STOCK TRANSFER & TRUST COMPANY.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     Visual Edge has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. Visual Edge, however, believes that the reverse stock split will constitute a reorganization pursuant to Section 368(a)(1)(E) of the Internal Review Code of 1986, as amended, and that because the reverse stock split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of Visual Edge, the reverse stock split will have the following federal income tax effects:

     1. A stockholder will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the new shares will equal his basis in the old shares.

     2. A stockholder's holding period for the new shares will be the same as the holding period of the old shares exchanged therefor.

     3. Visual Edge will not recognize any gain or loss as a result of the reverse stock split.

MISCELLANEOUS

     The Board of Directors may abandon the proposed reverse stock split at any time prior to the effective date if for any reason the Board of Directors deems it advisable to abandon the proposal. The Board of Directors may consider abandoning the proposed reverse stock split if it determines, in its sole discretion, that the reverse stock split would adversely affect the ability of Visual Edge to raise capital or the liquidity of the common stock, among other matters. The Board of Directors may make any and all changes to the amendment to Visual Edge's certificate of incorporation that it deems necessary to file the amendment to the certificate with the Delaware Secretary of State and give effect to the reverse stock split.

CONSENT REQUIRED FOR APPROVAL


     The written consent of the holders of a majority of the outstanding shares of Visual Edge's common stock is required to approve the reverse stock split.


       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE
                              REVERSE STOCK SPLIT

                               EXECUTIVE OFFICERS

     The executive officers of Visual Edge are appointed by the Board of Directors of Visual Edge and serve at the discretion of the Board of Directors. Thomas Peters is the Chief Executive Officer, President, and Secretary of Visual Edge. Biographical information concerning Mr. Peters is set forth under the heading "Election of Directors."

                             EXECUTIVE COMPENSATION

     The following table sets forth for the periods indicated the compensation earned by (a) each person that served as Visual Edge's Chief Executive Officer during the fiscal year ended December 31, 1999 (b) the other executive officer whose salary and bonus for the fiscal year ended December 31, 1999 was in excess of $100,000 for services rendered in all capacities to Visual Edge for that year and (c) the individual for whom disclosure would have been provided pursuant to clause (b) but for the fact that the individual was not serving as an executive officer of Visual Edge on December 31, 1999 (collectively, the "Named Executive Officers"):


                                                                                             SECURITIES
                                                                                             UNDERLYING
                                                                        SALARY                 OPTIONS
NAME AND PRINCIPAL POSITION                           YEAR                ($)                    (1)
---------------------------                           ----              -------              ----------


Ronald F. Seale(2)                                    1999                   --                      --
                                                      1998                   --                      --
                                                      1997                   --                      --
Earl Takefman(3)(4)                                   1999              157,050                      --
                                                      1998              164,867                 250,000(5)
                                                      1997              170,333                      --
Thomas Peters                                         1999              150,300                      --
Chief Executive Officer,
President and Secretary                               1998              125,283                 200,000(5)
                                                      1997              115,366                  20,000
Richard Parker(3)(4)                                  1999              157,050                      --
                                                      1998              164,867                 600,000(5)
                                                      1997              171,698                  50,000


-------

(1) In accordance with the rules of the Securities and Exchange Commission the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of Visual Edge, and certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or ten percent (10%) of any such officer's salary and bonus disclosed in the table.

(2) Mr. Seale became Chief Executive Officer and President of Visual Edge in November 1999. Mr. Seale resigned as director and executive officer of Visual Edge in July 2000.

(3) Messrs. Takefman and Parker were removed from their positions with Visual Edge in August 1999.

(4) The salaries of Messrs. Takefman, Peters and Parker were paid in accordance with the terms of their respective employment agreements.

(5) In December 1998, Visual Edge entered into a Third Amendment to the Bridge Securities Purchase Agreement with a group of investment funds, which is further described below. See "Related Party Transactions --Infinity Financing." As a means of retaining Visual Edge's management and as an incentive for such management to pursue Visual Edge's long-term goals, the Third Amendment provided that all outstanding stock options granted to Messrs. Takefman, Parker and Peters be repriced to $1.00 per share and that all such options be immediately vested.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

     The following table shows, with respect to the Named Executive Officers, information with respect to the unexercised options to purchase shares of the common stock granted under the Amended and Restated 1996 Stock Option Plan and held as of December 31, 1999. None of the Named Executive Officers exercised options during the year ended December 31, 1999, and as of December 31, 1999, no options granted to the Named Executive Officers were in-the-money, which means that the exercise price of all such options exceeded the market price for the underlying securities.


                                                                                        DECEMBER 31, 1999
                                                                                   ---------------------------
NAME                                                                               EXERCISABLE   UNEXERCISABLE
----                                                                               -----------   -------------

Ronald F. Seale (3)                                                                       --          --
Thomas Peters                                                                        240,411          --
Earl Takefman (2)                                                                    537,478          --
Richard Parker                                                                       700,000          --

---------

(1) In December 1998, Visual Edge entered into a Third Amendment to the Bridge Securities Purchase Agreement with a group of investment funds, which is further described below. See "Related Party Transactions -- Infinity Financing." As a means of retaining Visual Edge's management and as an incentive for such management to pursue Visual Edge's long-term goals, the Third Amendment provided that all outstanding stock options granted to Messrs. Takefman, Parker and Peters be repriced to $1.00 per share and that all such options be immediately vested.

(2) Excludes (i) 10,000 warrants owned by Mr. Takefman to acquire shares of the common stock, which were purchased by Mr. Takefman upon the same terms as other unaffiliated investors in a Bridge Financing consummated by Visual Edge in March 1997, and (ii) 5,832 shares underlying options owned by Mr. Takefman's spouse as to which shares Mr. Takefman disclaims beneficial ownership.

(3) Mr. Seale resigned as the Chairman of the Board, Chief Executive Officer and President of Visual Edge in July 2000.

                              EMPLOYMENT AGREEMENT

     As of May 1, 1996, Visual Edge entered into a two-year employment agreement with Thomas Peters, pursuant to which Mr. Peters originally served as Director Software Development and now serves as the Chief Executive Officer, President, and Secretary of Visual Edge. This Agreement was amended on April 14, 1998 and extended until December 31, 2000. Mr. Peters is entitled to receive a base salary of $130,000 under the agreement for 1998, subject to increase to $140,000 for 1999 and to $150,000 for 2000. Pursuant to the agreement, Mr. Peters will also be eligible to receive a bonus based on Visual Edge's performance, as determined by the Board of Directors. The agreement is automatically renewed for additional one-year periods unless Mr. Peters or Visual Edge provides notice to the other of its termination. In the event that Mr. Peters is terminated without cause, he will be entitled to receive as severance the amount of his base salary for three months.

                           RELATED PARTY TRANSACTIONS

INFINITY FINANCING.

     On June 13, 1997, Visual Edge arranged a three-year $7.5 million debt and convertible equity facility (the "Infinity Financing") with a group of investment funds, which resulted in net proceeds to Visual Edge of approximately $7.2 million. Under the Securities Purchase Agreement dated June 13, 1997, including the amendments that have since been made to this agreement, Visual Edge issued to the investment funds 1,039,388 shares of common stock, 6,000 shares of Series A-2 Convertible Preferred Stock with a liquidation preference of $1,000 per share and 8.25% Convertible Notes in the original principal amount of $1.5 million. As of June 21, 2000, the investment funds hold of record 9,893,395 shares of our common stock after taking into effect the recognition of the conversion by Infinity of 1,627 shares of Series A-2 Convertible Preferred Stock, which is described below. Because Visual Edge has failed, among other matters, to pay amounts owed to such holders under the terms of the convertible securities issued to them and to maintain the listing of its common stock on the Nasdaq SmallCap Market, an Event of Default exists under the Infinity Financing. As a result, the investment funds may, among other remedies, convert each share of Series A-2 Convertible Preferred Stock into a number of shares of common stock based on a formula using a percentage of the market price of the common stock. In August 1999, one of the investment funds delivered a notice of conversion to Visual Edge, to convert 1,627 of its 4,400 shares of our Series A-2 Convertible Preferred Stock into 9,594,857 shares of our common stock. The conversion was disputed, and litigation ensued in the Delaware Court of Chancery. In January 2000, the court dismissed the action, stating that the claim relating to the conversion was moot because parties to the dispute had resigned from their positions with Visual Edge. Visual Edge has approved this conversion of Series A-2 Preferred Stock and the issuance of Visual Edge's common stock as a result of this conversion effective August 13, 1999.

     Visual Edge has outstanding $1,500,000 face amount of convertible notes held by Infinity, Summit Capital Limited and Glacier Capital Limited (collectively, "Convertible Notes"). The principal amount on these Convertible Notes matured in June 2000, and interest on the Convertible Notes is payable quarterly. Visual Edge has not made interest payments on the Convertible Notes for interest accruing during the second and third quarters of 1999 and during 2000. The non-payment of such interest constitutes and Event of Default under the Convertible Notes and related agreements. As of the date of this filing, the holders of the Convertible Notes have neither declared a default or exercised the remedies available under the Convertible Notes.

     Visual Edge and holders of the Convertible Securities have entered into an Agreement and Fourth Amendment of Bridge Securities Purchase Agreement as further described in Proposal 4.

MARION EQUITY FINANCING.

     In March 1998, Visual Edge entered into a Purchase Agreement with Marion Interglobal, Ltd., an investment group owned by Ronald Seale, a former director and executive officer of Visual Edge. Under this agreement, Marion agreed to invest up to $11 million in exchange for up to 5,200,000 shares of common stock in three separate phases. In connection with the first two phases, Visual Edge issued to Marion an aggregate of two million (2,000,000) shares of common stock for $5 million. Marion opted not to proceed with the third phase. Visual Edge paid certain transaction fees to Marion totaling two million (2,000,000) additional shares of common stock upon the completion of the first two phases. As of December 31, 1999, Marion beneficially owns 976,000 shares of common stock for its own account.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities and Exchange Act of 1934, Visual Edge's directors, executive officers and holders of more than 10% of the common stock are required to report their initial ownership of Visual Edge's equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and Visual Edge is required to disclose any failure to file by these dates with respect to 1999. Based on representations of its directors and executive officers and copies of reports they have filed with the Securities and Exchange Commission, there were no late reports filed for 1999, except that Tom Peters failed to file a Form 3 upon his election as a director of Visual Edge in June 1999. However, during 1999 Beryl Artz and Mark Hershhorn resigned as directors of Visual Edge and Earl Takefman and Richard Parker ceased serving as directors and executive officers of Visual Edge. These persons have not filed a Form 5 for 1999 with respect to Visual Edge, and Visual Edge has not received a written representation from them that these persons were not required to file a Form 5 with respect to Visual Edge for 1999.

                             INDEPENDENT ACCOUNTANTS

     Visual Edge's former accountants, Arthur Andersen LLP, resigned in June 2000. Arthur Andersen's report on Visual Edge's financial statements as of and for the fiscal years ended December 31, 1998 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Arthur Andersen's report on Visual Edge's financial statements as of and for the fiscal year ended December 31, 1999, contained an explanatory fourth paragraph which expressed substantial doubt regarding Visual Edge's ability to continue as a going concern. Visual Edge's Board of Directors approved the resignation of Arthur Andersen LLP as accountants for Visual Edge in June 2000. During the fiscal years ended December 31, 1998 and December 31, 1999, and all subsequent interim periods through March 31, 2000, there were no reportable events or disagreements with Visual Edge's former accountants, Arthur Andersen, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make a reference to the subject matter of the disagreement in connection with Arthur Andersen's reports.

     The Board of Directors has not selected an independent public accountant for fiscal 2000.

                  STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE
                       2001 ANNUAL MEETING OF STOCKHOLDERS

     To be included in Visual Edge's proxy materials relating to that meeting, stockholder proposals to be presented at the 2001 Annual Meeting of Stockholders must be received, in writing, by the Secretary of Visual Edge at Visual Edge's principal executive offices no later than a reasonable time before the date Visual Edge begins to print and mail its proxy materials for its 2001 Annual Meeting of Stockholders. Additionally, the proxy for the 2001 Annual Meeting of Stockholders may confer discretionary authority to Visual Edge to vote on any matter at its 2001 Annual Meeting of Stockholders if Visual Edge did not have notice of the matter a reasonable time before the date Visual Edge begins to print and mail its proxy materials for its 2001 Annual Meeting of Stockholders.

                              REPORT ON FORM 10-KSB

     VISUAL EDGE'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE TO STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO VISUAL EDGE SYSTEMS INC., 901 YAMATO ROAD, SUITE 175, BOCA RATON, FLORIDA 33431, ATTENTION: SECRETARY.

                        SOLICITATION OF WRITTEN CONSENTS

     The accompanying written consent is solicited by the Board of Directors, and the cost of such solicitation will be borne by Visual Edge. Written consents may be solicited by directors, officers and employees of Visual Edge, none of whom will receive any additional compensation for his or her services. Solicitation of written consents may be made personally or by mail, telephone, telegraph, facsimile or messenger. Visual Edge will pay persons holding shares of the common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the reasonable expense of forwarding soliciting materials to their principals.

                                            By Order of the Board of Directors
                                            /s/ Thomas Peters
                                            Thomas Peters
                                            Chief Executive Officer and
                                            President

Boca Raton, Florida
July 28, 2000

                                    EXHIBIT A

                            VISUAL EDGE SYSTEMS INC.

               SECOND AMENDED AND RESTATED 1996 STOCK OPTION PLAN

Section 1.  Purpose

     The Plan authorizes the Committee to provide to Employees, Consultants and Non-Employee Directors of the Corporation and its Subsidiaries, who are in a position to contribute materially to the long-term success of the Corporation, with options to acquire Stock of the Corporation in accordance with the terms specified herein. The Corporation believes that this incentive program will cause those persons to increase their interest in the Corporation's welfare, and aid in attracting and retaining Employees, Consultants and Directors of outstanding ability.

Section 2.  Definitions

     Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Section:

     (a) "Board" shall mean the Board of Directors of the Corporation.

     (b) A "Change in Control" shall be deemed to have occurred if:

         (i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than the Corporation or an employee benefit plan of the Corporation, acquires directly or indirectly the Beneficial Ownership (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of any voting security of the Corporation and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 30% or more of the total voting power of all of the then-outstanding voting securities of the Corporation;

         (ii) the individuals (A) who, as of the closing date of the Initial Public Offering, constitute the Board (the "Original Directors") or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board;

         (iii) the stockholders of the Corporation shall approve a merger, consolidation, recapitalization, or reorganization of the Corporation, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of the Corporation immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

         (iv) the stockholders of the Corporation shall approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or a substantial portion of the Corporation's assets (i.e., 50% or more of the total assets of the corporation).

     (c) "Code" shall mean the Internal Revenue Code of 1986 as it may be amended from time to time.

     (d) "Committee" shall mean the Board, or any Committee of two or more Directors that may be designated by the Board to administer the stock option plan.

     (e) "Consultant" shall mean (i) any person who is engaged to perform services for the Corporation or its Subsidiaries, other than as an Employee or Director, or (ii) any person who has agreed to become a consultant within the meaning of clause (i).

     (f) "Control Person" shall mean any person who, as of the date of grant of an Option, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of Stock of the Corporation or of any parent or Subsidiary.

     (g) "Corporation" shall mean Visual Edge Systems Inc., a Delaware corporation.

     (h) "Director" shall mean any member of the Board.

     (i) "Disability" shall mean permanent and total disability as defined in
         Section 22(e)(3) of the Code.

     (j) "Employee" shall mean (i) any full-time employee of the Corporation or its Subsidiaries (including Directors who are otherwise employed on a full-time basis by the Corporation or its Subsidiaries), or (ii) any person who has agreed to become an employee within the meaning of clause (i).

     (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

     (l) "Fair Market Value" of the Stock on a given date shall be based upon:
         (i) if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Stock on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations; or (ii) if the Stock is not listed on a national securities exchange or quoted in an interdealer quotation system, as determined by the Board in good faith in its sole discretion; provided, however, that the "fair market value"of Stock on the date on which shares of Stock are first issued and sold pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission shall be the Initial Public offering price of the shares so issued and sold, as set forth in the first final prospectus used in such offering.

     (m) "Grantee" shall mean a person granted an option under the stock option plan.

     (n) "Initial Public Offering" shall mean an initial public offering of shares of Stock in a firm commitment underwriting registered with the Securities and Exchange Commission in compliance with the provisions of the 1933 Act.

     (o) "ISO" shall mean an Option granted pursuant to the stock option plan to purchase shares of the Stock and intended to qualify as an incentive stock option under Section 422 of the Code, as now or hereafter constituted.

     (p) "1933 Act" shall mean the Securities Act of 1933, as amended.

     (q) "Non-Employee Director" shall mean a Director of the Corporation who is not an Employee, nor has been an Employee at any time during the prior one-year period.

     (r) "NQSO" shall mean an Option granted pursuant to the stock option plan to purchase shares of Stock that is not an ISO.

     (s) "Options" shall refer collectively to NQSOs and ISOs issued under and subject to the stock option plan.

     (t) "Parent" shall mean any parent corporation as defined in Section 424 of the Code.

     (u) "Plan" shall mean this Amended and Restated 1996 Stock Option Plan as set forth herein and as amended from time to time.

     (v) "Stock" shall mean shares of the common stock of the Corporation, par value $0.01 per share.

     (w) "Stock Option Agreement" shall mean a written agreement between the Corporation and the Grantee, or a certificate accepted by the Grantee, evidencing the grant of an option hereunder and containing such terms and conditions, not inconsistent with the stock option plan, as the Committee shall approve.

     (x) "Subsidiary" shall mean (i) any corporation with respect to which the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation, or
         (ii) any entity which the Committee reasonably expects to become a subsidiary within the meaning of clause (i).

Section 3. Shares of Stock Subject to the stock option plan

     The total amount of Stock that may be subject to outstanding Options, determined immediately after the grant of any Option, shall not exceed 4,000,000 shares, subject to adjustment pursuant to Section 10. If for any reason, any Option awarded under the stock option plan, or any portion thereof, shall expire, terminate or be forfeited or cancelled, and therefore, any such shares are no longer distributable under the Option, such shares of Stock shall again be available for award under the stock option plan. Any shares of Stock delivered pursuant to an Option may consist, in whole or in part, of authorized and unissued shares or treasury shares (including, in the discretion of the Board, shares purchased in the market).

Section 4.  Administration of the stock option plan

     The Plan shall be administered by the Committee. Subject to the express provisions of the stock option plan, the Committee shall have the authority to interpret the stock option plan, to prescribe, amend and rescind rules and regulations relating to the stock option plan, to determine the terms and provisions of Stock Option Agreements thereunder and to make all other determinations necessary or advisable for the administration of the stock option plan. Any controversy or claim arising out of or related to this Plan or the Options granted thereunder shall be determined unilaterally by, and at the sole discretion of, the Committee. Any action of the Committee with respect to the stock option plan shall be final conclusive, and binding on all persons, including the Corporation, subsidiaries of the Corporation, Grantees, any person claiming any rights under the stock option plan from or through any Grantee, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Corporation or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions and to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3, if applicable, and other applicable law.

Section 5.  Types of Options

     Options granted under the stock option plan may be of two types: ISOs or NQSOs. The Committee shall have the authority and discretion to grant to an eligible Employee either ISOs, NQSOs or both, but shall clearly designate the nature of each Option at the time of grant in the Stock Option Agreement. Grantees who are not Employees (determined with reference to Section 2(j)(i) only) of the Corporation or a Subsidiary (determined with reference to Section 2(x)(i) only) on the date an option is granted, including Non-Employee Directors, shall only receive NQSOs.

Section 6. Grant of Options to Employees and Consultants

     (a) Employees and Consultants of the Corporation and its Subsidiaries shall be eligible to receive options under the stock option plan.

     (b) The exercise price per share of Stock subject to an option granted to an Employee or Consultant shall be determined by the Committee and specified in the Stock Option Agreement; provided, however, that the exercise price of each share subject to an ISO shall be not less than 100%, or, in the case of an ISO granted to a Control Person, 110%, of the Fair Market Value of a share of the Stock on the date such Option is granted.

     (c) The term of each Option granted to an Employee or Consultant shall be determined by the Committee and specified in a Stock Option Agreement, provided that no option shall be exercisable more than ten years from the date such option is granted, and provided further that no ISO granted to a Control Person shall be exercisable more than five years from the date of option grant.

     (d) The Committee shall determine and designate from time to time Grantees who are to be granted Options, and shall specify in the Stock Option Agreement the nature of each Option granted and the number of shares of Stock subject to each such option, provided, however, that in any calendar year, no Employee may be granted an Option to purchase more than 2,000,000 shares of Stock (determined without regard to when such option is exercisable), subject to adjustment pursuant to Section 10.

     (e) Notwithstanding any other provisions hereof, the aggregate Fair Market Value (determined at the time the ISO is granted) of the Stock with respect to which ISOs are exercisable for the first time by any Employee during any calendar year under all plans of the Corporation and any Parent or Subsidiary corporation shall not exceed $100,000. To the extent the limitation set forth in the preceding sentence is exceeded, the Options with respect to such excess shall be treated as NQSOs.

     (f) The Committee shall determine whether any Option granted to a Grantee shall become exercisable in one or more installments and specify the installment dates in the Stock Option Agreement. The Committee may also specify in the Stock Option Agreement such other provisions, not inconsistent with the terms of this Plan, as it may deem desirable, including such provisions as it may deem necessary to qualify any ISO under the provisions of Section 422 of the Code. Unless otherwise determined by the Committee and specified in the Stock Option Agreement, all Options shall immediately become exercisable upon a Change in Control.

(g) The Committee may, at any time, grant new or additional options to any eligible Grantee who has previously received Options under this Plan, or options under other plans, whether such prior Options or other options are still outstanding, have been exercised previously in whole or in part, or have been cancelled. The exercise price of such new or additional options may be established by the Committee, subject to Sections 6(b) and 7(b) hereof, without regard to such previously granted Options or other options.

Section 7. Grants of Options to Non-Employee Directors

     (a) Non-Employee Directors of the Corporation shall be eligible to receive NQSOs under the stock option plan only pursuant to the provisions of this Section 7. The Committee shall determine and designate from time to time Non-Employee Directors who are to be granted Options, and shall specify in the Stock Option Agreement the number of shares of Stock subject to each such option. The Committee may in its discretion specify that an award of a NQSO for a specific number of shares shall be made annually to all Non-Employee Directors on the day of the annual meeting of stockholders.

     (b) The exercise price of each share of Stock subject to an Option granted to a Non-Employee Director shall equal the Fair market value of a share of Stock on the date such option is granted. Payment of the exercise price for the shares being purchased shall be made in cash or by delivery of shares of Stock.

     (c) The Committee shall determine whether any Option granted to a Non-Employee Director shall become exercisable in one or more installments and specify the installment dates in the Stock Option Agreement. The term of each Option granted to a Non-Employee Director shall be determined by the Committee and specified in a Stock Option Agreement, provided that no option shall be exercisable more than ten years from the date such option is granted. All such Options shall immediately become exercisable upon a Change in Control.

Section 8. Exercise of Options

     (a) A Grantee shall exercise an option by delivery of written notice to the Corporation setting forth the number of shares with respect to which the option is to be exercised, together with cash, certified check, bank draft, wire transfer, or postal or express money order payable to the order of the Corporation for an amount equal to the Option price of such shares and any income tax required to be withheld. The Committee may, in its sole discretion, permit a Grantee to pay all or a portion of the exercise price by delivery of Stock or other property (including notes or other contractual obligations of Grantees to make payment on a deferred basis, such as through "cashless exercise"arrangements, to the extent permitted by applicable law), and the methods by which Stock will be delivered or deemed to be delivered to Grantees.

     (b) Except as provided pursuant to Section 9(a), no option granted to an Employee or Consultant shall be exercised unless at the time of such exercise the Grantee is then an Employee (determined with reference to Section 2(j)(i) only) or Consultant (determined with reference to
         Section 2(e)(i) only) of the Corporation or a Subsidiary (determined with reference to Section 2(x)(i) only).

     (c) Except as provided in Section 9(a), no Option granted to a Non-Employee Director shall be exercised unless at the time of such exercise the Grantee is then a Non-Employee Director.

Section 9. Exercise of Options Upon Termination

     (a) Unless otherwise determined by the Committee: (i) upon termination of a Grantee's employment with the Corporation and its Subsidiaries (except by reason of death or Disability), such Grantee may exercise any options that are then exercisable during the three-month period following such termination of employment (but not beyond the remaining term of the Option); and (ii) upon termination of a Grantee's employment with the Corporation and its Subsidiaries by reason of death or Disability, such Grantee or his personal representatives may exercise any Options that are then exercisable during the one-year period following such termination of employment (but not beyond the remaining term of the Option). Notwithstanding the foregoing, if the Committee determines that such termination is for cause, all Options held by the Grantee shall immediately terminate. In addition, all Options granted on the basis of Sections 2(e)(ii), Section 2(j)(ii) or

         2(x)(ii) shall immediately terminate if the Committee determines, in its sole discretion, that the Consultant, Employee or Subsidiary, as the case may be, will not become a Consultant, Employee or Subsidiary within the meaning of clause (i) of such Sections.

     (b) Unless otherwise determined by the Committee and specified in the Stock Option Agreement, in no event shall any Option be exercisable for more than the maximum number of shares that the Grantee was entitled to purchase at the date of termination of the relationship with the Corporation and its Subsidiaries.

     (c) The sale of any Subsidiary shall be treated as a termination of employment with respect to any Grantee employed by such Subsidiary.

     (d) Subject to the foregoing, in the event of death, Options may be exercised by a Grantee's legal representative.

Section 10. Adjustment Upon Changes in Capitalization

     In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the stock option plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of
(i) the number and kind of shares of Stock deemed to be available thereafter for grants of Options under Section 3, (ii) the number and kind of shares of Stock that may be delivered or deliverable in respect of outstanding Options, (iii) the number of shares with respect to which Options may be granted to a given Grantee in the specified period as set forth in Section 6(d), and (iv) the exercise price (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Option). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options (including, without limitation, cash payments in exchange for an Option or substitution of Options using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

Section 11. Restrictions on Issuing Shares

     The Corporation shall not be obligated to deliver Stock upon the exercise or settlement of any Option or take other actions under the stock option plan until the Corporation shall have determined that applicable federal and state laws, rules, and regulations have been complied with and such approvals of any regulatory or governmental agency have been obtained and contractual obligations to which the Option may be subject have been satisfied. The Corporation, in its discretion, may postpone the issuance or delivery of Stock under any Option until completion of such stock exchange listing or registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation as the Corporation may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock under the stock option plan.

Section 12. Tax Withholding

     The Corporation shall have the right to require that the Grantee make such provision, or furnish the Corporation such authorization, necessary or desirable so that the Corporation may satisfy its obligation, under applicable laws, to withhold or otherwise pay for income or other taxes of the Grantee attributable to the grant or exercise of Options granted under the stock option plan or the sale of Stock issued with respect to Options. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

Section 13. Transferability

     No Option shall be subject to anticipation, sale, assignment, pledge, encumbrance, charge or transfer except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee's lifetime only by the Grantee, provided, however, that the Committee may permit a Grantee to transfer a NQSO to a family member or a trust created for the benefit of family members. In the case of such a transfer, the transferee's rights and obligations with respect to the Option shall be determined by reference to the Grantee and the Grantee's rights and obligations with respect to the Option had no transfer been made. Notwithstanding such transfer, the Grantee shall remain obligated pursuant to Section 12 if required by applicable law.

Section 14. General Provisions

     (a) Each Option shall be evidenced by a Stock Option Agreement. The terms and provisions of such Stock Option Agreements may vary among Grantees and among different Options granted to the same Grantee.

     (b) The grant of an Option in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee's employment relationship with the Corporation or its Subsidiaries, or, until such Option is exercised and share certificates are issued, any rights as a Stockholder of the Corporation. All Grantees shall remain subject to discharge to the same extent as if the stock option plan were not in effect.

     (c) No Grantee, and no beneficiary or other persons claiming under or through the Grantee shall have any right, title or interest by reason of any Option to any particular assets of the Corporation or its Subsidiaries, or any shares of Stock allocated or reserved for the purposes of the stock option plan or subject to any Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Option.

     (d) The issuance of shares of Stock to Grantees or to their legal representatives shall be subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

Section 15. Amendment or Termination

     The Board may, at any time, alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action shall adversely affect the rights of Grantees to Options previously granted hereunder and, provided further, however, that any shareholder approval necessary or desirable in order to comply with Rule 16b-3 under the Exchange Act or with Section 422 of the Code (or other applicable law or regulation) shall be obtained in the manner required therein. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Option theretofore granted and any Stock Option Agreement relating thereto; provided, however, that, without the consent of an affected Grantee, no such action may materially impair the rights of such Grantee under such Option.

Section 16. Effective Date of Amended and Restated Plan

     This Plan, as amended and restated, is effective upon its adoption by the Board and shall continue in effect until terminated by the Board. No ISO may be granted more than ten years after such date.

                                    EXHIBIT B

                              RESOLUTION REGARDING
                            VISUAL EDGE SYSTEMS INC.
                         PLAN OF INTERNAL RESTRUCTURING

WHEREAS, the Board of Directors of Directors (the "Board") of Visual Edge Systems Inc. ("Visual Edge") has determined that it would be in the best interests of Visual Edge and its stockholders for the Board to have the authority, in its discretion, to incorporate Visual Edge's operations and to transfer some or substantially all of Visual Edge's assets to one or more directly or indirectly wholly-owned subsidiaries ("Subsidiaries"), with the result that Visual Edge would become a holding company; and

WHEREAS, the Board believes that the formation of such Subsidiaries and the adoption, in whole or in part, of a holding company structure would (i) facilitate the entry into new businesses, the disposition of existing businesses and the formation of joint ventures or other business combinations with third parties; (ii) permit greater flexibility in the management and financing of new and existing business operations; and (iii) possibly enable Visual Edge to achieve certain benefits through the reallocation of assets and business functions in separate Subsidiary corporations; and

WHEREAS, the Board has adopted this Plan of Internal Restructuring (the "Plan"), providing for Visual Edge to transfer its golf video lesson assets and such other operations as the Board deems appropriate, to Subsidiaries; and

WHEREAS, pursuant to the terms of the Plan, the Board would have the discretion to determine when and whether to make such transfers.

RESOLVED, that, in furtherance of the foregoing, this Plan is hereby adopted:

1. SUBSIDIARIES. The Board is hereby authorized to cause the formation of one or more Subsidiaries and to effect the transfer of all, substantially all, or any portion of the assets and related liabilities, if any, of Visual Edge's golf video lesson operations or other operations as the Board deems appropriate, to such new or existing Subsidiaries, either as contributions to the capital of such Subsidiaries or in exchange for stock of the Subsidiary.

2. AUTHORITY TO DETERMINE STRUCTURE OF SUBSIDIARIES. The Board is hereby authorized to determine the jurisdiction of incorporation of each such new Subsidiary, its capitalization, officers and directors, and is authorized to effect such transfers of assets, liabilities and employees to such new or existing Subsidiaries as the Board shall deem appropriate in its sole discretion consistent with Section 1 above.

3. EMPLOYEES. Upon the approval of any transfer of employees to any such Subsidiary, the appropriate officers of Visual Edge shall take or cause to be taken such actions as they shall deem necessary or desirable to implement appropriate compensation levels and to obtain appropriate workers' compensation, unemployment compensation and benefit plans coverages in effect for such employees.

4. AUTHORITY OF OFFICERS. Except as otherwise provided in Visual Edge's and applicable Subsidiaries' Bylaws and resolutions, the appropriate officers of Visual Edge are hereby authorized to cause the incorporation of the Subsidiaries as hereinafter directed by the Board, to obtain such consents of lenders, lessors and other persons, as may be necessary for the assignment and assumption of agreements, commitments and obligations and the transfers of assets contemplated hereby, to qualify each of the new Subsidiaries to do business in such jurisdictions as may be appropriate, and to secure office space, equipment and staff necessary for their operations, and to make such filings, execute and deliver on behalf of Visual Edge such agreements, instruments and documents and do all other acts and things necessary or appropriate to carry out the intent and purpose of this Plan, all subject to the further instruction, if necessary, by the Board.

5. STOCKHOLDER APPROVAL. This Plan shall be presented to the stockholders of Visual Edge for their approval at a meeting (or consent in lieu of a meeting) of stockholders. The affirmative vote of the holders of a majority of the issued and outstanding stock of Visual Edge is necessary for such approval.

6. CONDITIONS TO CONSUMMATION OF PLAN. The consummation of this Plan is conditioned upon (a) receipt, prior to the effective time of any transfers of assets and related liabilities (if any) by Visual Edge hereunder, of all consents of lenders, lessors and other persons deemed necessary by the officers of Visual Edge to permit the assignment and assumption of agreements, commitments and obligations and the transfers of assets and related liabilities contemplated hereby; and (b) approval of this Plan by the requisite affirmative vote (or consent) of the stockholders of Visual Edge, as provided in Section 5 hereof. If any consent referred to in clause (a) of the preceding sentence is not deemed by such officers to be materially necessary to the consummation of this Plan, such officers may waive such consent. The Board reserves the right to amend or terminate this Plan at any time prior to any effective time and further reserves the right to implement only a portion of such Plan; provided that no amendment shall be made after approval of the Plan by the stockholders of Visual Edge which would have a material adverse effect on the rights of the stockholders of Visual Edge. Partial implementation of the Plan as provided in the preceding sentence shall not be deemed an amendment of the Plan.

7. STOCKHOLDER APPROVAL OF TRANSFERS OF ASSETS BY SUBSIDIARIES. In the event that the Board determines to form or utilize one or more new or existing Subsidiaries and transfer assets of Visual Edge thereto in accordance with this Plan, any subsequent transfer of assets by such Subsidiary to an unrelated third party or affiliate other than a Subsidiary under Section 271 of Delaware General Corporation Law, as in effect at the time of transfer to an unrelated third party by such Subsidiary, will be submitted to the stockholders of Visual Edge for approval if the assets so transferred to such unrelated third party or affiliate other than a Subsidiary, would then constitute substantially all of the assets of Visual Edge and its Subsidiaries on a consolidated basis.

8. NO LIMITATIONS. This Plan is intended to define, describe and provide for the structure and functions of Visual Edge, its existing subsidiaries and any new Subsidiaries created pursuant hereto. Nothing contained herein shall be construed to limit the power of Visual Edge, its existing subsidiaries or the new Subsidiaries in the future, and upon proper authorization by their respective Boards of Directors and stockholders, to do anything which they may lawfully have the power to do under the corporation laws of their respective states of incorporation. Notwithstanding the foregoing, the Board shall use reasonable efforts to consummate that portion of this Plan with respect to the golf video lesson operations or other operations of Visual Edge within five (5) years after stockholder approval as provided in Section 5 hereto, if at all.

                            VISUAL EDGE SYSTEMS INC.

                Consent in lieu of Annual Meeting of Stockholders

         The undersigned hereby consents as follows:

             WHEN PROPERLY EXECUTED, THIS WRITTEN CONSENT WILL CONSITUTE A CONSENT FOR THE CORPORATE ACTIONS AS INDICATED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS WRITTEN CONSENT WILL CONSITUTE A
             CONSENT:

             (i) FOR EACH OF THE NOMINEES AS A DIRECTOR OF VISUAL EDGE;

             (ii) FOR APPROVAL OF AN AMENDMENT TO THE VISUAL EDGE'S CERTIFICATE OF INCORPORATION TO CHANGE OUR NAME FROM VISUAL EDGE SYSTEMS INC. TO EDGE TECHNOLOGY GROUP, INC.;

             (iii) FOR APPROVAL OF AN AMENDMENT TO THE VISUAL EDGE'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF VISUAL EDGE FROM 20,000,000 TO 90,000,000;

             (iv) FOR APPROVAL OF AN AMENDMENT TO VISUAL EDGE'S CERTIFICATE OF DESIGNATION OF SERIES A-2 CONVERTIBLE PREFERRED STOCK, WHICH WOULD ENTITLE VISUAL EDGE, AT ITS OPTION, TO AMEND THE CONVERSION PRICE OF THE SERIES A-2 CONVERTIBLE PREFERRED STOCK;

             (v) FOR APPROVAL OF AMENDMENTS TO THE VISUAL EDGE SYSTEMS INC. AMENDED AND RESTATED 1996 STOCK OPTION PLAN TO (A) INCREASE THE TOTAL NUMBER SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN TO 4,000,000, (B) INCREASE THE MAXIMUM NUMBER OF OPTIONS THAT CAN BE GRANTED TO AN EMPLOYEE UNDER THE PLAN IN A SINGLE YEAR FROM 250,000 TO 2,000,000, AND (C) AUTHORIZE THE BOARD OF DIRECTORS OR THE COMMITTEE ADMINISTERING THE PLAN TO DETERMINE AND DESIGNATE OPTION AWARDS TO NONEMPLOYEE DIRECTORS;

             (vi) FOR APPROVAL OF THE PLAN OF INTERNAL RESTRUCTURING TO INCORPORATE VISUAL EDGE'S OPERATIONS AND TO TRANSFER SOME OR SUBSTANTIALLY ALL OF VISUAL EDGE'S ASSETS INITIALLY TO DIRECTLY OR INDIRECTLY WHOLLY-OWNED SUBSIDIARIES, WITH THE RESULT THAT VISUAL EDGE WOULD BECOME A HOLDING COMPANY; AND

             (vii) FOR APPROVAL OF A FOUR (4) FOR ONE (1) REVERSE STOCK SPLIT OF VISUAL EDGE'S COMMON STOCK;

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

1. ELECTION OF DIRECTORS: Consent for the election of the following persons as directors is:

                  / /      GRANTED                   / /      WITHHELD

         (Except as indicated otherwise)

         IF THERE IS ANY INDIVIDUAL DIRECTOR WITH RESPECT TO WHOM YOU DESIRE TO WITHHOLD YOUR CONSENT, YOU MAY DO SO BY LINING THROUGH OR OTHERWISE STRIKING OUT HIS NAME.

           Thomas Peters           John Wagner            J. Keith Benedict

2. Consent to the amendment to Visual Edge's certificate of incorporation to change our name from Visual Edge Systems Inc. to Edge Technology Group, Inc.

           / / GRANTED              / / WITHHELD            / / ABSTAIN

3. Consent to the amendment to Visual Edge's certificate of incorporation to increase the authorized number of shares of common stock of Visual Edge from 20,000,000 to 90,000,000.

           / / GRANTED              / / WITHHELD            / / ABSTAIN

4. Consent to the amendment to Visual Edge's Certificate of Designation of Series A-2 Convertible Preferred Stock, which would entitle Visual Edge, at its option, to amend the conversion price of the Series A-2 Convertible Preferred Stock.

           / / GRANTED              / / WITHHELD            / / ABSTAIN

5. Consent to amendments to Visual Edge's Amended and Restated 1996 Stock Option Plan to (A) increase the total number of shares of common stock reserved for issuance under the Plan to 4,000,000 (B) increase the maximum number of options that can be granted to an employee under the Plan in a single year from 250,000 to 2,000,000, and (C) authorize the Board of Directors or the committee administering the plan to determine and designate option awards to non-employee directors.

           / / GRANTED              / / WITHHELD            / / ABSTAIN

6. Consent to plan of internal restructuring to incorporate Visual Edge's operations and to transfer some or substantially all of Visual Edge's assets initially to directly or indirectly wholly-owned subsidiaries, with the result that Visual Edge would become a holding company.

           / / GRANTED              / / WITHHELD            / / ABSTAIN

7. Consent to a four (4) for one (1) reverse stock split of Visual Edge's common stock.

           / / GRANTED              / / WITHHELD            / / ABSTAIN

              PLEASE SIGN, DATE AND RETURN THE WRITTEN CONSENT CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE


Signature:
          ------------------------------
Signature:
          ------------------------------
Dated:         , 2000
      ---------

NOTE: Please sign exactly as your name appears above. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.